Exhibit 99.1

INVESTOR CONTACT:	Lois Lee
loislee@invacare.com
440-329-6435

INVACARE REPORTS RESULTS FOR THIRD QUARTER 2021

Net sales increase driven by growth in all major product categories
Full year 2021 financial guidance reaffirmed

ELYRIA, Ohio - (October 27, 2021) - Invacare Corporation (NYSE: IVC) ("Invacare" or the "company") today reported results for the quarter ended September 30, 2021.

Key Metrics (3Q21* versus 3Q20)
•Reported net sales increased 5.8% to $224.2 million, and constant currency net sales(a) increased 2.9%.
◦Growth in constant currency net sales was driven by a 17.1% increase in lifestyle products in Europe and 7.1% growth in mobility & seating products in North America.
•Gross profit as a percent of net sales was 26.9%, a decrease of 140 basis points and flat compared to 2Q21, with the decline attributable to supply chain-related disruptions resulting in higher freight and material cost, as well as reduced production efficiency. Gross profit increased $0.3 million and benefited from higher net sales and favorable product mix.
•SG&A expense increased by $0.6 million, or 1.1%, and constant currency SG&A(b) decreased by $0.7 million, or 1.2%. Spending benefited from lower employee costs, including reduced stock compensation expense, partially offset by unfavorable foreign currency transactions.
•Operating loss was $24.8 million, a decline of $27.7 million, primarily due to non-cash impairment of goodwill of $28.6 million in North America, which was the result of changes in the operating structure of the business following the recent IT implementation. Excluding this one-time, non-cash goodwill charge, operating income improved by $0.9 million to $3.8 million, driven primarily by lower restructuring costs.
•Adjusted EBITDA(c) was $18.1 million, an increase of $8.3 million, primarily attributable to $10.1 million of CARES Act benefit and net sales growth partially offset by higher freight and material costs, as well as reduced production inefficiency. Excluding the CARES Act benefit, Adjusted EBITDA for 3Q21 was $8.0 million.
•Free cash flow(d) usage was $6.1 million, an increase of $4.3 million. 3Q21 free cash flow usage includes a $10.1 million investment in inventory to support future sales growth.

* Date format is quarter and year in each instance

Key Financial Results (3Q21 versus 3Q20)

(in millions USD)	3Q21	3Q20	$ Change Fav/(Unfav)	% Change Fav/(Unfav)
Net Sales	$224.2	$211.9	$12.3	5.8%
Constant Currency Net Sales (1)	$218.0	$211.9	$6.1	2.9%
Gross Profit	$60.3	$60.0	$0.3	0.4%
Gross Profit % of Net Sales	26.9%	28.3%		(140 bps)
SG&A	$56.1	$55.5	$(0.6)	(1.1)%
Constant Currency SG&A (1)	$54.9	$55.5	$0.7	1.2%
Operating Income (Loss)	$(24.8)	$2.9	$(27.7)	--
Operating Income excluding goodwill impairment	$3.8	$2.9	$0.9	29.6%
Adjusted EBITDA (2)	$18.1	$9.8	$8.3	83.9%
Free Cash Flow Usage	$(6.1)	$(1.8)	$(4.3)	--
(1) Based on 3Q20 FX rates
(2) Adjusted EBITDA for 3Q21 includes the benefit of $10.1 million related to the CARES Act benefit which was not considered in the company's full year 2021 guidance
Executive Summary
Reflecting on the quarter, Matt Monaghan, chairman, president, and chief executive officer, said "I am proud of our associates who have continued to find creative ways to address the many challenges that impacted our ability to meet the strong demand for our products. We achieved constant currency net sales growth driven by double-digit gains in lifestyle products in Europe, strong growth in mobility & seating products in North America, and a significant rebound in Asia Pacific. Similar to the second quarter, we continue to experience strong order intake and high demand for our products, resulting in a higher order backlog compared to pre-pandemic levels. These favorable trends give us the confidence we will achieve sequential improvement in 4Q21, finishing the year on a strong note and building momentum as we head into 2022.

During the quarter, we undertook significant actions to address the previously disclosed supply chain and labor shortage issues which limited our near-term ability to convert orders to revenues in a timely fashion. In all regions, we continue to adjust price and freight charges, where applicable, to offset the substantially higher material and logistics costs we continue to experience. While still early in the fourth quarter, we are seeing positive signs that our actions should be effective.

As we manage these near-term challenges, we are also marching forward with the next phase of our IT modernization initiatives in North America. I am pleased to share that the program took a big step forward following the launch of our new e-commerce platform, which has features to enhance our customers' experience and improve the ease of doing business with Invacare.

Looking forward, we believe our strategic initiatives will help drive improved financial performance, starting with 4Q21 where revenues and profitability are expected to grow sequentially driven by historically stronger seasonal sales and the benefit of actions taken to address elevated costs. I am confident that the durable benefits from our recent actions and our capable team will allow us to drive sustainable, profitable growth in 2022 and beyond."

Commenting on the company's financial results, Kathy Leneghan, senior vice president and chief financial officer stated, "Our 3Q21 results were in line with expectations. Free cash flow usage during the quarter was impacted by increased working capital, including $10.1 million related to inventory. In 4Q21, free cash flow is anticipated to improve materially driven by improved profitability and reduced working capital. However, we anticipate inventory levels to continue to remain elevated to mitigate supply chain challenges and higher accounts receivable due to anticipated net sales growth during 4Q21, that we expect due to timing, will be not be fully collected by the end of 2021."

3Q21 Segment Results versus 3Q20

(in millions USD)	Net Sales				Operating Income (Loss)
	3Q21	3Q20	Reported % Change	Constant Currency % Change	3Q21	3Q20	% Change
Europe	$127.0	$116.3	9.2%	4.5%	$9.6	$7.6	25.7%
North America	88.1	88.1	—	(0.4)	(1.5)	3.0	—
All Other	9.1	7.6	20.6	17.0	(3.9)	(6.1)	36.6

Globally, reported net sales grew year-over-year in spite of ongoing supply chain challenges. Each region incurred varying levels of supply chain challenges which impacted the timely receipt of inventory, limited the conversion of orders to shipments, and resulted in unfavorable costs. The company has implemented various actions to reduce the impact on the business.

Europe - Reported net sales increased 9.2% and constant currency net sales increased 4.5% driven by higher lifestyle products partially offset by declines in respiratory and mobility & seating products. Strong demand for lifestyle products that were readily available drove quarterly growth, demonstrating the importance of our targeted inventory strategy. Respiratory demand remains strong, though fulfilling that demand has been hindered by the availability of components to fill orders. Gross profit increased $3.2 million and gross profit as a percentage of net sales increased 20 basis points driven by net sales growth and favorable product mix offset by supply chain challenges. Operating income was $9.6 million, an increase of $2.0 million, driven by increased gross profit partially offset by increased SG&A expense.

North America - Reported net sales were flat and constant currency net sales decreased 0.4% with growth in mobility & seating and respiratory products offset by lower sales of lifestyle products. In particular, bed product revenue was impacted by supply chain issues limiting the availability of materials and components. Gross profit decreased $2.8 million and gross profit as a percentage of net sales decreased 80 basis points. Favorable product mix was more than offset by unfavorable operating variances and higher freight costs, including expediting costs. Operating loss of $1.5 million was primarily due to reduced gross profit and higher SG&A expense.

All Other - Reported net sales in the Asia Pacific region increased 20.6% and constant currency net sales increased 17.0% due to higher sales of respiratory and mobility & seating products. Operating loss for All

Other improved $2.2 million primarily as a result of lower Corporate SG&A expense attributable to lower employment costs, including stock compensation expense. This was partially offset by lower profits in the Asia Pacific region which was impacted by higher material and freight costs, and higher SG&A expense.

During 3Q21, the company's reporting units of North America/HME and Institutional Products Group merged into one reporting unit of North America, primarily as a result of changes to the operating structure of the business and the implementation of a new enterprise resource planning system. The reporting unit change within the North America operating segment was a triggering event and required the company to perform an interim goodwill impairment test. As a result, the company concluded the combining of the reporting units resulted in a one-time, non-cash goodwill charge of $28.6 million related to the North America segment.

Financial Condition

The company's cash and cash equivalents balances were $73.7 million, $78.3 million, and $105.3 million at September 30, 2021, June 30, 2021 and December 31, 2020, respectively. The reduction in cash in the quarter was primarily the result of cash used to fund working capital needs and capital expenditures.

Free cash flow usage in 3Q21 was $6.1 million, an increased usage of $4.3 million as compared to 3Q20. Free cash flow usage reflects an additional investment of $10.1 million in inventory in the quarter to mitigate supply chain disruptions and in preparation of the expected sequential sales growth in 4Q21. The company anticipates the investments in working capital will convert to cash in the next few quarters.

In 3Q21, the company received forgiveness of its CARES Act debt along with its accrued interest, resulting in a gain on debt extinguishment of $10.1 million.

Reaffirms Full Year 2021 Guidance

The company reaffirms its financial guidance for the full year 2021 consisting of:

•Constant currency net sales growth in the range of -1% to 2%;
•Adjusted EBITDA range of $30 to $37 million, excluding the CARES Act benefit; and,
•Free cash flow usage of $10 to $20 million.

The full year Adjusted EBITDA guidance range excludes the CARES Act benefit recorded in the third quarter. For 4Q21, the company anticipates sequential improvement in Adjusted EBITDA and free cash flow as a result of constant currency net sales growth and gross margin expansion.

Conference Call and Webcast

As previously announced, the company will provide a conference call and webcast for investors and other interested parties to review its third quarter 2021 financial results on Thursday, October 28, 2021 at 8:30 AM ET. Those wishing to participate via webcast can access the event at https://event.on24.com/wcc/r/3468679/1BC2F8470F8F3DB1E4F728EF80FCE6C1. Those wishing to participate via telephone can dial 844-200-6205, or for international callers 929-526-1599, and enter Conference ID 812518. A copy of the webcast slide deck will be posted to https://global.invacare.com/investor-relations prior to the webcast and an achieve will be posted 24 hours after the call. A recording of the conference call can be accessed by dialing 929-458-6194 and entering the Conference ID Code 081899, through November 11, 2021.

About Invacare Corporation

Invacare Corporation (NYSE: IVC) ("Invacare" or the "company") is a leading manufacturer and distributor in its markets for medical equipment used in non-acute care settings. At its core, the company designs, manufactures and distributes medical devices that help people to move, breathe, rest, and perform essential hygiene. The company provides clinically complex medical device solutions for congenital (e.g., cerebral palsy, muscular dystrophy, spina bifida), acquired (e.g., stroke, spinal cord injury, traumatic brain injury, post-acute recovery, pressure ulcers) and degenerative (e.g., ALS, multiple sclerosis, chronic obstructive pulmonary disease (COPD), elderly, bariatric) ailments. The company's products are important parts of care for people with a wide range of challenges, from those who are active and involved in work or school each day and may need additional mobility or respiratory support, to those who are cared for in residential care settings, at home and in rehabilitation centers. The company sells its products principally to home medical equipment providers with retail and e-commerce channels, residential care operators, distributors, and government health services in North America, Europe, and Asia Pacific. For more information about the company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that describe future outcomes or expectations that are usually identified by words such as “will,” “should,” “could,” “plan,” “intend,” “expect,” “continue,” “forecast,” “believe,” and “anticipate” and include, for example, statements related to the expected effects on the company’s business of the COVID-19 pandemic; sales and free cash flow trends; the impact of contingency plans and cost containment actions; the company’s liquidity and working capital expectations; the company’s future financial results; and similar statements. Actual results may differ materially as a result of various risks and uncertainties, including the duration and scope of the COVID-19 pandemic, the pace of resumption of access to healthcare, including clinics and elective care, and loosening of public health restrictions, or any reimposed restrictions on access to healthcare or tightening of public health restrictions and impact on the demand for the company’s products; the availability and cost to the company of needed raw materials and components from its suppliers; actions that governments, businesses and individuals take in response to the pandemic, including mandatory business closures and restrictions on onsite commercial interactions; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies and economic activity; the pace of recovery when the COVID-19 pandemic subsides; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the effects of steps the company takes to reduce operating costs; the inability of the company to sustain profitable sales growth, achieve anticipated improvements in segment operating performance, convert high inventory to cash or reduce its costs; lack of market acceptance of the company's new product innovations revised product pricing and/or product surcharges; circumstances or developments that may make the company unable to implement or realize the anticipated benefits, or that may increase the costs, of its current and planned business initiatives, such as its new product introductions, commercialization plans, additional investments in sales force and demonstration equipment, product distribution strategy in Europe, supply chain actions and global information technology outsourcing and ERP implementation activities; possible adverse effects on the company's liquidity, including the company's ability to address future debt maturities; adverse changes in government and third-party payor reimbursement levels and practices in the U.S.; adverse impacts of new tariffs or increases in commodity prices or freight and logistics costs; regulatory proceedings or the company's failure to comply with regulatory requirements or receive regulatory clearance or approval for the company's products or operations; adverse effects of regulatory or governmental inspections of the company's facilities at any time and governmental investigations or enforcement actions; exchange rate fluctuations; and those other risks and uncertainties expressed in the cautionary statements and risk factors in the company's annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission. The company may not be able to predict and may have little or no control over many factors or events that may influence its future results and, except as required by law, shall have no obligation to update any forward-looking statements.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME (LOSS) - (UNAUDITED)

(In thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30		September 30
	2021	2020	2021	2020
Net sales	$224,200	$211,906	$646,266	$626,646
Cost of products sold	163,890	151,866	470,500	446,968
Gross Profit	60,310	60,040	175,766	179,678
Selling, general and administrative expenses	56,135	55,530	178,721	174,672
Gain on sale of business	—	—	—	(9,790)
Charges related to restructuring activities	377	1,580	2,476	4,657
Impairment of goodwill	28,564	—	28,564	—
Operating Income (Loss)	(24,766)	2,930	(33,995)	10,139
Loss (gain) on debt extinguishment including debt finance charges and fees	(10,131)	761	(9,422)	7,360
Interest expense - net	6,284	7,395	18,098	21,042
Loss Before Income Taxes	(20,919)	(5,226)	(42,671)	(18,263)
Income tax provision	1,840	2,050	4,830	4,900
Net Loss	(22,759)	(7,276)	(47,501)	(23,163)

Net Loss per Share—Basic	$(0.65)	$(0.21)	$(1.36)	$(0.68)

Weighted Average Shares Outstanding—Basic	35,013	34,419	34,826	34,213

Net Loss per Share—Assuming Dilution *	$(0.65)	$(0.21)	$(1.36)	$(0.68)

Weighted Average Shares Outstanding—Assuming Dilution	35,488	34,530	35,371	34,313
__________
* Net loss per share assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) PER SHARE
TO ADJUSTED NET LOSS PER SHARE(f)

(In thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30		September 30
	2021	2020	2021	2020
Net Loss per share - assuming dilution*	$(0.65)	$(0.21)	$(1.36)	$(0.68)
Weighted average shares outstanding - assuming dilution (basic for periods in which there is a loss)	35,013	34,419	34,826	34,213
Net Loss	(22,759)	(7,276)	(47,501)	(23,163)
Income tax provision	1,840	2,050	4,830	4,900
Loss Before Income Taxes	(20,919)	(5,226)	(42,671)	(18,263)
Convertible debt discount amortization and accretion	890	3,035	2,637	8,629
Gain on sale of business	—	—	—	(9,790)
Impairment of goodwill	28,564	—	28,564	—
Loss (gain) on debt extinguishment including debt finance charges and fees	(10,131)	761	(9,422)	7,360
Adjusted Loss Before Income Taxes	(1,596)	(1,430)	(20,892)	(12,064)
Adjusted Income Taxes	2,501	2,050	5,491	5,888
Adjusted Net Loss(e)	$(4,097)	$(3,480)	$(26,383)	$(17,952)

Weighted average shares outstanding - assuming dilution (basic for periods in which there is a loss)	35,013	34,419	34,826	34,213
Adjusted Net Loss per share(f) - assuming dilution*	$(0.12)	$(0.10)	$(0.76)	$(0.52)
__________
"Adjusted net loss per share" and "adjusted net loss" are non-GAAP financial measures, which are defined at the end of this press release.

*Net loss per share assuming dilution and adjusted net loss per share(f) assuming dilution are calculated using weighted average shares outstanding - basic for periods in which there is a loss.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA(c)

	Three Months Ended		Nine Months Ended
(In thousands)	September 30		September 30
	2021	2020	2021	2020
Net Loss	$(22,759)	$(7,276)	$(47,501)	$(23,163)
Income tax provision	1,840	2,050	4,830	4,900
Interest expense - net	6,284	7,395	18,098	21,042
Loss (gain) on debt extinguishment including debt finance charges and fees	(10,131)	761	(9,422)	7,360
Operating Income (Loss)	(24,766)	2,930	(33,995)	10,139
Gain on sale of business	—	—	—	(9,790)
Impairment of goodwill	28,564	—	28,564	—
Depreciation and amortization	4,247	3,700	12,511	10,360
EBITDA	8,045	6,630	7,080	10,709
Gain on CARES Act Forgiveness	10,131	—	10,131	—
Charges related to restructuring activities	377	1,580	2,476	4,657
Stock compensation expense (benefit)	(441)	1,639	5,369	6,965
Adjusted EBITDA(c)	$18,112	$9,849	$25,056	$22,331

__________
"Adjusted EBITDA(c)" is a non-GAAP financial measure, which is defined at the end of this press release.

Adjusted EBITDA for 3Q21 includes the benefit of $10.1 million related to the CARES Act debt forgiveness which was not considered in the company's full year 2021 guidance.

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENTS (UNAUDITED)

The company operates in two primary business segments: North America and Europe with each selling the company's primary product categories, which includes: lifestyle, mobility and seating and respiratory therapy products. Sales in Asia Pacific, which do not meet the quantitative criteria for determining reportable segments, are reported in All Other and include products similar to those sold in North America and Europe. Intersegment revenue for reportable segments was $21,265,000 and $63,661,000 for the three and nine months ended September 30, 2021 compared to $30,768,000 and $84,439,000 for the three and nine months ended September 30, 2020. The accounting principles applied at the operating segment level are generally the same as those applied at the consolidated financial statement level. Intersegment sales are eliminated in consolidation.

The information by segment is as follows:

	Three Months Ended			Nine Months Ended
(In thousands)	September 30			September 30
	2021	2020	Change	2021	2020	Change
Revenues from external customers
Europe	$127,026	$116,285	$10,741	$361,097	$339,147	$21,950
North America	88,054	88,055	(1)	260,275	261,595	(1,320)
All Other (sales in Asia Pacific)	9,120	7,566	1,554	24,894	25,904	(1,010)
Consolidated	$224,200	$211,906	$12,294	$646,266	$626,646	$19,620

Operating income (loss)
Europe	$9,554	$7,600	$1,954	$18,378	$16,624	$1,754
North America	(1,523)	2,992	(4,515)	(2,308)	5,759	(8,067)
All Other	(3,856)	(6,082)	2,226	(19,025)	(17,377)	(1,648)
Charge related to restructuring activities	(377)	(1,580)	1,203	(2,476)	(4,657)	2,181
Gain on sale of business	—	—	—	—	9,790	(9,790)
Impairment of goodwill	(28,564)	—	(28,564)	(28,564)	—	(28,564)
Consolidated operating income (loss)	(24,766)	2,930	(27,696)	(33,995)	10,139	(44,134)
Gain (loss) on debt extinguishment including debt finance charges and fees	10,131	(761)	10,892	9,422	(7,360)	16,782
Net interest expense	(6,284)	(7,395)	1,111	(18,098)	(21,042)	2,944
Loss before income taxes	$(20,919)	$(5,226)	$(15,693)	$(42,671)	$(18,263)	$(24,408)

__________
“All Other” consists of operating income (loss) associated with the company's businesses in the Asia Pacific region and unallocated corporate selling, general and administrative ("SG&A") expenses and intersegment eliminations, which do not meet the quantitative criteria for determining reportable segments.

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENT NET SALES (UNAUDITED)

The following tables provide net sales changes by segment as reported and as adjusted to exclude the impact of foreign exchange translation and divestitures (constant currency net sales(a)) for the periods referenced below. The current year constant currency net sales are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's sales to calculate the constant currency net sales change.

Three months ended September 30, 2021 compared to September 30, 2020:

	Reported	Foreign Exchange Translation Impact	Constant Currency
Europe	9.2%	4.7%	4.5%
North America	—	0.4	(0.4)
All Other (sales in Asia Pacific)	20.6	3.6	17.0
Consolidated	5.8%	2.9%	2.9%

Nine months ended September 30, 2021 compared to September 30, 2020:

	Reported	Foreign Exchange Translation Impact	Divestiture Impact	Constant Currency
Europe	6.5%	8.1%	—%	(1.6)%
North America	(0.5)	0.6	—	(1.1)
All Other (sales in Asia Pacific)	(3.9)	9.4	(10.8)	(2.5)
Consolidated	3.1%	5.0%	(0.4)%	(1.5)%

__________
"Constant currency net sales(a)" is a non-GAAP financial measure, which is defined at the end of this press release.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)
(In thousands)	September 30, 2021	December 31, 2020
Assets
Current Assets
Cash and cash equivalents	$73,656	$105,298
Trade receivables, net	115,923	108,588
Installment receivables, net	292	379
Inventories, net	151,335	115,484
Other current assets	36,151	44,717
Total Current Assets	377,357	374,466
Other Assets	6,177	5,925
Intangibles, net	27,357	27,763
Property and Equipment, net	62,212	56,243
Finance Lease Assets, net	65,758	64,031
Operating Lease Assets, net	12,480	15,092
Goodwill	370,739	402,461
Total Assets	$922,080	$945,981
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$110,234	$85,424
Accrued expenses	104,210	126,273
Current taxes payable	5,203	3,359
Current portion of long-term debt	3,121	5,612
Current portion of finance lease obligations	3,118	3,405
Current portion of operating lease obligations	4,553	6,313
Total Current Liabilities	230,439	230,386
Long-Term Debt	306,334	239,441
Long-Term Obligations - Finance Leases	66,070	63,137
Long-Term Obligations - Operating Leases	7,742	8,697
Other Long-Term Obligations	71,781	70,474
Shareholders’ Equity	239,714	333,846
Total Liabilities and Shareholders’ Equity	$922,080	$945,981

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH PROVIDED (USED) BY
OPERATING ACTIVITIES TO FREE CASH FLOW(d)

	Three Months Ended		Nine Months Ended
(In thousands)	September 30		September 30
	2021	2020	2021	2020
Net cash provided (used) by operating activities	$(775)	$4,147	$(36,825)	$822
Plus:
Sales of property and equipment	—	3	23	396
Less:
Purchases of property and equipment	(5,350)	(5,945)	(14,397)	(16,824)
Free Cash Flow(d) (usage)	$(6,125)	$(1,795)	$(51,199)	$(15,606)

__________
"Free Cash Flow(d) is a non-GAAP financial measure, which is defined at the end of this press release.

Definitions of Non-GAAP Financial Measures
(a) "Constant currency net sales" is a non-GAAP financial measure, which is defined as net sales excluding the impact of foreign currency translation and further adjusted to exclude the impact of the sale of Dynamic Controls, which was sold in March 2020 and not deemed a discontinued operation for financial reporting purposes. The current year's functional constant currency net sales are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's sales to calculate the constant currency net sales change. The "Business Segments Net Sales" table accompanying this press release compares net sales as reported and net sales excluding the effects of foreign exchange translation by segment and for the consolidated company for the three and nine months ended September 30, 2021 and September 30, 2020, respectively. The company believes that this financial measure provides meaningful information for evaluating the core operating performance of the company. This financial measure is reconciled to the related GAAP financial measures in the "Business Segment Net Sales" table included in this press release.
(b) "Constant Currency SG&A" is a non-GAAP financial measure, which is defined as selling, general and administrative ("SG&A") expense excluding the impact of foreign currency translation and further adjusted to exclude the impact of the sale of Dynamic Controls, which was sold in March 2020 and not deemed a discontinued operation for financial reporting purposes. The current period's functional constant currency SG&A expenses are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's SG&A expenses to calculate the constant currency SG&A expenses change.
(c) "Adjusted EBITDA" is a non-GAAP financial measure, which is defined as earnings before interest, taxes, depreciation and amortization and calculated as net loss plus: income taxes, interest expense-net, net gain or loss on convertible debt derivatives, net gain or loss on debt extinguishment including debt finance charges and fees, asset write-downs related to intangible assets, impairment of goodwill, net gain on sale of business, and depreciation and amortization, as further adjusted to exclude charges related to restructuring activities, stock compensation expense and gain on CARES Act forgiveness.. It should be noted that the company's definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and financial analysts calculate Adjusted EBITDA in the same manner. The company believes that this financial measure provides meaningful information which is used by financial analysts and others in the company's industry to evaluate the performance of the company. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation of Net Income (Loss) to Adjusted EBITDA” table included in this press release.
(d) "Free cash flow" is a non-GAAP financial measure, which is defined as net cash provided (used) by operating activities less purchases of property and equipment plus proceeds from sales of property and equipment. The company believes that this financial measure provides meaningful information for evaluating the overall financial performance of the company and its ability to repay debt or make future investments. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation from Net Cash Provided (Used) by Operating Activities to Free Cash Flow” table included in this press release.
(e) "Adjusted net loss" is a non-GAAP financial measure, which is defined as net loss before income tax provision and excluding convertible debt discount amortization and accretion recorded in interest expense ($0.9 million and $2.6 million for the three and nine months ended September 30, 2021, respectively, and $3.0 million and $8.6 million for the three and nine months ended September 30, 2020, respectively), loss (gain) on debt extinguishment including debt finance charges and fees (gain of $10.1 million and $9.4 million for the three and nine months ended September 30, 2021, respectively, and loss of $0.8 million and $7.4 for the three and nine months ended September 30, 2020, respectively), gain on sale of business ($9.8 million pre-tax for the nine months ended September 30, 2020), impairment of goodwill ($28.6 million for the three and nine months ended September 30, 2021) and additional adjusted income taxes ($0.7 million for the three and nine months ended September 30, 2021 and $1.0 million for the nine months ended September 30, 2020, respectively). Adjusted income taxes are computed as taxes as calculated for GAAP then adjusted for an expense or benefit at the statutory rate related to pretax adjustments related to locations without a valuation allowance, the exclusion of uncertain tax liabilities deemed not related to current operations or the exclusion of taxes related to nonrecurring sales of non-inventory product or entities on an intercompany basis as well as the impact from the sale of Dynamic Controls, which was sold in March 2020. As a result of the goodwill impairment, excluded from adjusted earnings, the company recorded a reversal of deferred taxes related to the tax-deductible goodwill previously deducted by the company, resulting in the company recognizing a tax benefit of $0.7 million for the three and nine months ended September 30, 2021. (Note: The U.S. is in a full valuation allowance and accordingly, no tax expense adjustments are appropriate related to U.S. pre-tax adjustments.) This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation of Net Income (Loss) per Share to Adjusted Net Loss Per Share” table included in this press release.

(f) "Adjusted net loss per share" is a non-GAAP financial measure, which is defined as adjusted net loss(e) divided by weighted average shares outstanding, assuming dilution (which uses basic shares outstanding in periods with a loss). It should be noted that the company's definition of adjusted net loss per share may not be comparable to similar measures disclosed by other companies because not all companies and financial analysts calculate adjusted net loss per share in the same manner. The company believes that its exclusion adjustments are generally recognized by the industry in which it operates as relevant in computing Adjusted net loss per share as a supplementary non-GAAP financial measure used by financial analysts and others in the company's industry to meaningfully evaluate operating performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation of Net Loss Per Share to Adjusted Net Loss per Share” table included in this press release.